25 Harbor Park Drive Port Washington, NY 11050 (516) 484-5400 Main 516.801.9780 Fax www.pall.com

May 12, 2015

Mr. Lawrence D. Kingsley
5 Pine Island Road
Rye, New York 10580

Dear Larry,

As you know, Pall Corporation (the “Company”) entered into a letter agreement with you dated August 3, 2011 (the “Letter Agreement”) concerning the terms and conditions of your employment. As contemplated by Paragraphs 7 and 8.B of the Letter Agreement, and in consideration of your continued employment by the Company, the payments and benefits that may be provided to you under Paragraph 7 of the Letter Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you intend to amend the Letter Agreement to specify your obligations relating to confidentiality, non-competition and non-solicitation.

Accordingly, effective as of May 12, 2015, your Letter Agreement is amended to delete the last sentence of Paragraph 7 and to add a new Paragraph 9, as follows:

9. Restrictive Covenants.

A. Non-Competition.  During your employment and for one year following your termination of employment with the Company for any reason, (the “Restrictive Covenant Period”), you will not, without the written permission of the Company, be or become an officer, owner, partner, employee, agent, representative or manager of or to, any business that is competitive with the business of the Company or any of its subsidiaries (the “Competitors”); provided, however, that nothing herein shall prevent you from (a) acquiring a passive interest of less than 5% in any business or (b) becoming employed or otherwise rendering services to an entity that owns a Competitor so long as (x) the Competitor represents less than 25% of the gross revenues of the consolidated group including such entity and (y) you are not actively involved in managing or assisting the Competitor.

B. Non-Disparagement.  While employed by the Company, and during the Restrictive Covenant Period, you will not make any disparaging or untruthful remarks concerning the Company or any of its subsidiaries, or their officers, directors, employees or agents, whether acting in their individual or representative capacities. You will not be deemed to have breached your obligations under the foregoing sentence if during your employment with the Company you criticizes the job performance of employees who report to you, or make remarks which you believe to be truthful about any Company employee as part of performing your duties hereunder, as part of such employees’ performance reviews and evaluations, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of your obligations to comply with laws, regulations and Company policies and procedures. Additionally, in the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Restrictive Covenant Period any information that may be disparaging, you will comply with such requests, provided that you will give the Company prompt notice of any such request so that the Company may seek an appropriate protective order, and provided that you will comply with the terms of any protective order so obtained.

Similarly, during the Restrictive Covenant Period, the Company will not make any disparaging or untruthful remarks concerning you, except that the Company will not be deemed to have breached its obligations hereunder: (a) if during your employment with the Company, any Company director, employee, agent or representative criticizes your job performance as part of performance reviews and evaluations or in response to questions from members of management, the board of directors or Company advisors, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of laws, regulations and Company policies and procedures, or (b) in the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Restrictive Covenant Period any information that may be disparaging, the Company complies with such requests, provided that the Company will give you prompt notice of any such request so that you may seek an appropriate protective order, and provided that the Company will comply with the terms of any protective order so obtained.

C. Non-Solicitation of Employees or Customers.  While employed by the Company, and during the Restrictive Covenant Period, you will not directly or indirectly, whether on your behalf or on behalf of any other person or entity, (i) interfere with or attempt to interfere with the relationship between the Company and any person who is, or was during the twelve (12) month period immediately preceding your termination of employment with the Company, an employee, officer, representative, author, contributor or agent of the Company (the “Covered Employees”), or solicit, induce or attempt to solicit or induce any Covered Employee to leave the employ or service of the Company or violate the terms of their respective contracts, or any employment arrangements, with the Company, (ii) solicit, contact, retain, employ, induce, recruit or attempt to recruit any client, customer, consultant, independent contractor, referral source or agent of the Company (a “Contact”) who was a Contact at any time during the twelve (12) month period immediately preceding your termination of employment with the Company to become a Contact of any business that is competitive with any business of the Company or any of its subsidiaries or (iii) solicit, contact, encourage or induce any client or customer of the Company for the purpose of diverting or attempting to divert from the Company any business, to do business with any of said clients or customers which is competitive with the Company’s business, to harm the Company’s relationship with any of said clients or customers or to cause any of said clients or customers not to do or otherwise reduce business with the Company.

D. Inventions and Patents.  All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by you alone or by you in collaboration with others during your employment with the Company, and whether or not during regular working hours, will be disclosed to the Company and will be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, you will execute, at the expense of the Company, all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

E. Trade Secrets and Confidential Information.  You will not, either directly or indirectly, except as required in the course of employment by the Company, disclose or use at any time, whether during or subsequent to your employment with the Company, any information of a proprietary nature owned by the Company, including but not limited to, records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by you in the performance of your duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company’s business, which you prepare, use, construct or observe, will be and remain the Company’s sole property. Upon the separation from service of your employment or at any time prior to such termination, upon request by the Company, you will return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and will not take any material or copies thereof from the possession of the Company.

F. Company’s Right to Injunctive Relief.  You acknowledge that your services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for your breach of this Letter Agreement. The Company and you also acknowledge and agree that, if, in any judicial proceeding, a court deems any of the restrictive covenants in Subparagraphs A or C of this Paragraph 9 invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant will be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and if any such restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) will be ineffective to the extent of such invalidity, illegality or enforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction. The parties hereto intend that the validity and enforceability of any provision of this Letter Agreement will not affect or render invalid any other provision of this Letter Agreement.

G. Extension of Restrictive Covenant Period.  In addition to the remedies the Company may seek and obtain pursuant to Subparagraph F above, the Restrictive Covenant Period will be extended by any and all periods during which you are found by a court to have been in violation of any of the covenants contained in Subparagraphs A or C of this Paragraph 9, and by any period of time required for enforcing such covenants.

Except as specifically amended in this letter, the Letter Agreement will continue in full force and effect.

Very truly yours,

/s/ Ronald L. Hoffman
Ronald L. Hoffman
Lead Director and Chair of the Executive Committee of the Board of Directors of Pall Corporation

ACCEPTED AND AGREED:

/s/ Lawrence Kingsley
Lawrence D. Kingsley
Date: May 12, 2015